Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Clever Leaves Holdings, Inc. on Post-Effective Amendment No. 1 to Form S-1 File No. 333-252241 of our report dated March 10, 2020, with respect to our audits of the financial statements of Schultze Special Purpose Acquisition Corp. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on January 14, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 8, 2021